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PROVIDENCE SERVICE CORPORATION

AT THE COMPANY Fletcher McCusker – Chairman and CEO Kate Blute – Director of Investor and Public Relations 520/747-6600	AT CAMERON ASSOCIATES Alison Ziegler 212-554-5469

FOR IMMEDIATE RELEASE

Providence Service Corporation Comments on Consent Solicitation

by Avalon Correctional Services, Inc.

Says “History Shows Avalon Is No Champion of Corporate Governance”

TUCSON, ARIZONA — February 6, 2009 — The Providence Service Corporation (Nasdaq: PRSC) today commented on the recent announcement that an entity controlled by Avalon Correctional Services, Inc. (Pnk: CITY.PK) together with other related persons, including Donald E. Smith, the CEO, controlling shareholder and sole director of Avalon, intends to initiate a consent solicitation against the Company.

“We have no doubt that Avalon’s consent solicitation is an attempt, like a ‘wolf in sheep’s clothing’ to disingenuously appear to be concerned with corporate governance when in reality their consent solicitation is part of an integrated plan to obtain substantial influence and effective control over Providence,” commented Fletcher McCusker, Providence’s CEO. “Since early November of last year, after learning that Avalon had accumulated approximately 19.6% of Providence’s common stock and had, in its Schedule 13D, implied that a proxy contest was within contemplation, we have sought to constructively engage with Avalon and its principals, even reluctantly holding an in-person meeting with them at our corporate offices notwithstanding our significant concerns and reservations about engaging in discussions with representatives of Avalon due to, among other things, Avalon’s colorful history as an operator of a water park, de-certified mental health facilities and community corrections programs and its adversarial relationships with various regulatory and payer organizations.

“While we remain open to having future discussions with Avalon as long as they are constructive, the Board of Directors of Providence will not be intimidated, bullied or distracted by the threats and intimidation tactics of one dissident stockholder. The Board remains focused on acting in the best interests of, and building stockholder value for, ALL Providence stockholders. As we announced late last year, our Board of Directors is actively focused on several strategic options to enhance shareholder value including, among other things, delevering our debt, growing our core social services business and selling certain non-strategic assets. As much as we prefer to focus our full attention on delivering on Providence’s significant potential and enhancing value for ALL Providence stockholders, we will not stand idly by while Avalon and its principals seek to further their own agenda. We believe that the proposals being made by Avalon and Don Smith in their consent solicitation statement are nothing more than their latest power play intended to facilitate a future proxy contest by them for representation on the Providence Board and, eventually, effective control of Providence.

“As we will discuss in more detail in our Consent Revocation Statement, given Avalon’s historical approach to its own corporate governance issues and its strong proclivity for related-party transactions over the past 15 years, particularly with its founder, CEO and sole director Don Smith, both during its time as a public reporting company and thereafter, we believe that Avalon has little to no credibility as a champion of corporate governance and we look forward to detailing their ulterior motives for this consent solicitation in our Consent Revocation Statement. We call the attention of stockholders to the following:

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On November 16, 1993, Avalon cautioned investors in its prospectus filed with the SEC that Avalon has engaged in, and would continue to engage in, transactions with companies owned and/or controlled by its founder and CEO Don Smith, most of which could be considered non-arm’s length transactions. Avalon indicated that such transactions could include cash advances, loan guarantees, leased equipment, utilization of Avalon properties, and administrative and accounting services. Avalon also advised investors that some of the transactions with Don Smith’s other businesses may not have occurred on terms as favorable as Avalon would have received from unrelated third parties.

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On December 31, 2004, Avalon announced that, effective December 30, 2004, Robert O. McDonald and Dr. Charles Thomas had resigned from the Avalon Board, leaving Don Smith as the sole remaining director of a Nasdaq-listed public reporting company.

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On January 12, 2005, Avalon was notified by the Nasdaq Stock Market that it could face being delisted from Nasdaq if it did not take actions to bring itself into compliance with various corporate governance requirements imposed by Nasdaq. In particular, Nasdaq was concerned that, with Don Smith as the sole remaining director on the Avalon Board, Avalon no longer had any independent directors on its Board.

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On January 18, 2005, Avalon, after publicly disclosing that it was facing a possible delisting from Nasdaq, publicly disclosed that, rather than comply with Nasdaq’s corporate governance requirements (which require that a majority of its Board of Directors be independent), it was considering the possibility of delisting and moving to the over-the-counter market or “pink sheets.” Avalon also publicly disclosed on this date that, given the increasing compliance costs imposed by the Sarbanes-Oxley Act (which includes numerous corporate governance requirements for the protection of stockholders), ongoing costs and expenses associated with the preparation and filing of Avalon’s periodic reports with the SEC and the increasing commitment of management’s time to regulatory requirements, Avalon was considering deregistering as a way to avoid having to comply with all these regulatory requirements.

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On January 24, 2005, Avalon received a letter from Ravenswood Investment Company, which then held 7.2% of Avalon’s outstanding shares, expressing its concern with Avalon’s announcement that it was evaluating whether to remain a reporting company and with the absence of any independent directors on the Avalon Board. In its letter, Ravenswood reminds Avalon that good corporate governance requires a majority of outside directors. Ravenswood also indicates that it is writing because Don Smith refused to return its telephone calls.

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On February 3, 2005, with little advance notice to stockholders, without seeking stockholder approval, and notwithstanding the potential adverse effects on the market for Avalon’s stock, Avalon announced that it was deregistering to avoid, among other things, having to comply with the SEC’s periodic reporting requirements and the Sarbanes-Oxley Act (which include numerous corporate governance provisions for the protection of stockholders). Avalon indicated in its public filings that the financial impact of complying with the Sarbanes-Oxley Act could jeopardize its ability to continue as a going concern. In particular, Avalon expressed its concern with having to comply with the provisions of the Sarbanes-Oxley Act that require management to establish internal control structures and procedures for financial reporting and to attest to the effectiveness of these controls in annual reports. As a result of this decision, Avalon now continues as a publicly-traded company that trades only on the “pink sheets,” makes no quarterly, annual or periodic filings with the SEC, avoids any requirement to comply with the Sarbanes-Oxley Act, including the numerous corporate governance provisions thereof that are intended to protect stockholders, and has only one director, Don Smith, who, in effect, is accountable to no one.

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During 2007, according to Avalon’s annual report posted to its website, Avalon entered into loans with certain members of its senior management for the purchase of Avalon stock pursuant to which over $1 million was loaned to such members of senior management. While Avalon was no longer subject to the Sarbanes-Oxley Act at this time due to its decision to deregister (so as to avoid compliance), these type of loan arrangements with officers of a public company are expressly prohibited under Section 402 of the Sarbanes-Oxley Act.

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In addition to the other related party transactions between Avalon and Don Smith that are discussed above, since 2001, Avalon has leased certain vehicles from an entity controlled by Don Smith and, pursuant to such leases, has made payments to such entity in the aggregate of more than $800,000.

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On January 26, 2009, a complaint was filed against Avalon and Don Smith in the United States District Court for the Western District of Oklahoma by Ravenswood Investment Company, L.P. and Ravenswood Investments III, L.P., both stockholders in Avalon, alleging breaches of fiduciary duty and self-dealing and seeking damages of not less than $10 million.

“The actions by Avalon described above are only a few illustrations of Avalon’s historical approach towards corporate governance issues and, for more in depth information, we invite stockholders to review the historical filings made by Avalon with the SEC prior to deregistering and, since then, the financial reports that Avalon posts to its website, www.avaloncorrections.com. While the Providence Board continuously seeks to improve its corporate governance and emulate best practices by leading companies, we do not believe that Avalon and its sole director, Don Smith, are the appropriate role models for us to follow.”

Important Information

The Providence Service Corporation (the “Company”) and its directors and certain executive officers may be deemed to be participants in the solicitation of consent revocations from stockholders in connection with a consent solicitation by affiliates of Avalon Correctional Services, Inc. (the “Consent Solicitation”). The Company plans to file a consent revocation statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of written consents in connection with the Consent Solicitation (the “Consent Revocation Statement”). Information regarding the interests of such potential participants will be included in the Consent Revocation Statement and other relevant documents to be filed with the SEC in connection with the Consent Solicitation. Promptly after filing its definitive Consent Revocation Statement with the SEC, the Company will mail the definitive Consent Revocation Statement and a form of consent revocation card to each stockholder entitled to deliver a written consent in connection with the Consent Solicitation. WE URGE INVESTORS TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the Consent Revocation Statement and any other documents filed by the Company with the SEC in connection with the Consent Solicitation at the SEC’s website at http://www.sec.gov. and the Company’s website at http://www.provcorp.com.

About Providence

Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s own home or other community setting. The Company provides a range of services through its direct and managed entities to over 74,000 clients through 870 contracts at September 30, 2008, with an estimated six million individuals eligible to receive the Company’s non-emergency transportation services related to its LogistiCare operations. Combined, the Company has a nearly $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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